NXSTAGE REPORTS RECORD THIRD QUARTER 2014 FINANCIAL RESULTS AND RAISES FULL-YEAR REVENUE GUIDANCE

•	Revenue Increases to $75.3 million, up 13% from Q3'13

•	Home Revenue Increases to $40.4 million, up 20% from Q3'13

•	Company Raises Full-Year 2014 Revenue Guidance to be between $296 and $298 million

•	New Data Demonstrates Significant Improvement in Mortality, Hospitalization, and Patient Dropout with Home Hemodialysis when Compared with Peritoneal Dialysis

LAWRENCE, Mass., November 6, 2014, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported third quarter revenue that exceeds the top end of its guidance range.
Revenue for the third quarter of 2014 increased 13 percent to a record $75.3 million, compared with revenue of $66.9 million for the third quarter of 2013, and exceeded the Company's guidance range for the third quarter. The increase in revenue was driven by strong adoption of the NxStage® System OneTM hemodialysis machine within the Home, both within US and international markets, and the Critical Care market.
Home revenue increased 20 percent to $40.4 million for the third quarter of 2014 compared with revenue of $33.7 million for the third quarter of 2013.

Critical Care revenue increased 24 percent to $13.3 million for the third quarter of 2014 compared with revenue of $10.7 million for the third quarter of 2013.
Consistent with the Company's expectations, in-center revenue was $19.4 million for the third quarter of 2014 compared with revenue of $21.3 million for the third quarter of 2013.

NxStage reported a net loss of $6.7 million, or $(0.11) per share for the third quarter of 2014 compared with a net loss of $5.0 million, or $(0.08) per share for the third quarter of 2013. The Company's net loss for the third quarter of 2014 was better than its guidance and included $4.1 million in expected losses associated with the Company's market development activities with NxStage Kidney Care, which is designed to support the adoption of home hemodialysis.
"We continue to build solid momentum with our strategic initiatives and deliver strong year-over-year revenue growth ahead of our expectations. Importantly, this consistent outperformance is being driven by increasing adoption of the System One within our largest and fastest growing market opportunities," stated Jeffrey H. Burbank, Founder and Chief Executive Officer of NxStage. "Based on our performance and increasing confidence around the fourth quarter, we expect to exceed our 15% Home revenue growth target for 2014, and we're again raising our total revenue guidance for the year. We are also increasingly confident that 2015 will be another strong year for NxStage, consistent with our target of a sustainable 15% Home revenue growth rate."
Burbank also commented on new data to be presented at the American Society of Nephrology (ASN) meeting in Philadelphia next week.  "Peritoneal dialysis (PD) has historically been the most prevalent therapy in the home.  New data to be presented at this meeting show that mortality, hospitalization and patient dropout are significantly improved with frequent home hemodialysis (HHD) with the System One versus PD.  This data shows that HHD therapy is not just another home alternative, but a differentiated therapy with significant clinical advantages."

Guidance:

The Company now expects full-year revenue for 2014 to be between $296 and $298 million, versus its previous guidance of $290 to $293 million. The Company now expects full-year net loss to be between $24 and $26 million, versus its previous guidance of $23 to $27 million.

For the fourth quarter of 2014, the Company expects revenue to be in a range of $74.5 and $76.5 million, and a net loss in the range of $5 to $7 million.

Conference Call:
NxStage will also host a conference call today, Thursday, November 6, 2014 at 9:00 a.m. Eastern Time to discuss its third quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.
A replay of the conference call will be available two hours after the completion of the call through November 14, 2014. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 14534785. An online archive of the conference call can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.

About the NxStage System One
The NxStage System One is the first and only truly portable hemodialysis system cleared for home use by the FDA. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow™ SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, at home or on vacation. http://www.nxstage.com/.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the Company's website at www.nxstage.com.
Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, anticipated operating results, including revenues, loss, gross margin, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to the Company's NxStage Kidney Care initiative, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$75,286	$66,873	$221,590	$193,979
Cost of revenues	46,699	41,345	136,539	119,364
Gross profit	28,587	25,528	85,051	74,615
Operating expenses:
Selling and marketing	13,873	12,374	40,680	34,786
Research and development	6,182	4,450	17,024	13,924
Distribution	6,427	5,326	19,462	15,271
General and administrative	8,379	7,791	25,599	23,854
Total operating expenses	34,861	29,941	102,765	87,835
Loss from operations	(6,274)	(4,413)	(17,714)	(13,220)
Other expense:
Interest expense	(255)	(162)	(648)	(462)
Other expense, net	(10)	(142)	(4)	(328)
	(265)	(304)	(652)	(790)
Net loss before income taxes	(6,539)	(4,717)	(18,366)	(14,010)
Provision for (benefit from) income taxes	295	269	973	(625)
Net loss	(6,834)	(4,986)	(19,339)	(13,385)
Less: Net loss attributable to noncontrolling interests	(128)	—	(245)	—
Net loss attributable to stockholders of NxStage Medical, Inc.	$(6,706)	$(4,986)	$(19,094)	(13,385)

Net loss per share, basic and diluted	$(0.11)	$(0.08)	$(0.31)	$(0.22)
Weighted-average shares outstanding, basic and diluted	61,804	60,675	61,507	60,029

Other comprehensive (loss) income	(1,150)	257	(795)	(302)
Total comprehensive loss	(7,984)	(4,729)	(20,134)	(13,687)
Less: Comprehensive loss attributable to noncontrolling interests	(128)	—	(245)	—
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(7,856)	$(4,729)	$(19,889)	$(13,687)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$54,578	$84,134
Accounts receivable, net	27,069	20,158
Inventory	47,874	37,801
Prepaid expenses and other current assets	4,841	4,027
Total current assets	134,362	146,120
Property and equipment, net	62,270	52,478
Field equipment, net	19,318	13,041
Deferred cost of revenues	33,680	34,730
Intangible assets, net	15,080	17,194
Goodwill	41,817	41,817
Other assets	2,687	1,582
Total assets	$309,214	$306,962
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,557	$14,610
Accrued expenses	22,100	21,025
Current portion of long-term debt	97	102
Other current liabilities	1,954	1,870
Total current liabilities	46,708	37,607
Deferred revenues	51,763	53,277
Long-term debt	921	1,044
Other long-term liabilities	23,439	20,273
Total liabilities	122,831	112,201
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2014 and December 31, 2013	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 62,594,563 and 61,666,048 shares issued as of September 30, 2014 and December 31, 2013, respectively	62	61
Additional paid-in capital	580,516	567,468
Accumulated deficit	(382,636)	(363,542)
Accumulated other comprehensive income	(583)	212
Treasury stock, at cost: 673,875 and 575,895 shares as of September 30, 2014 and December 31, 2013, respectively	(11,256)	(9,963)
Total NxStage Medical, Inc. stockholders' equity	186,103	194,236
Noncontrolling interest	280	525
Total stockholders' equity	186,383	194,761
Total liabilities and stockholders’ equity	$309,214	$306,962

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2014	2013

Cash flows from operating activities:
Net loss	$(19,339)	$(13,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,295	18,430
Stock-based compensation	9,296	7,830
Other	1,192	2,251
Changes in operating assets and liabilities:
Accounts receivable	(7,054)	(3,473)
Inventory	(29,786)	(14,498)
Prepaid expenses and other assets	(1,013)	(2,549)
Accounts payable	8,297	49
Accrued expenses and other liabilities	1,967	(2,882)
Deferred revenues	(1,054)	(5,707)
Net cash used in operating activities	$(17,199)	$(13,934)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
System One segment
Home	$40,364	$33,666	$115,347	$97,796
Critical Care	13,271	10,671	40,385	32,207
Total System One segment	53,635	44,337	155,732	130,003
In-Center segment	19,441	21,269	59,360	61,207
Other	1,918	1,267	5,915	2,769
Products subtotal	74,994	66,873	221,007	193,979
Services segment	511	—	1,055	—
Elimination of intersegment revenues	(219)	—	(472)	—
Total	$75,286	$66,873	$221,590	$193,979